United States securities and exchange commission logo





         June 13, 2023

       Steven Arenal
       Chief Executive Officer
       Lucent, Inc.
       1633 East Fourth Street
       Suite 148
       Santa Ana, CA 92701

                                                        Re: Lucent, Inc.
                                                            Amendment No. 6 to
Form 10
                                                            Filed June 6, 2023
                                                            File No. 000-56509

       Dear Steven Arenal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Real Estate & Construction
       cc:                                              Byron Thomas, Esq.